EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of RCM Technologies, Inc. on Form S-8 (Nos. 333-251516, 333-222151, 333-200826, 333-165482, 333-145904, 333-61306, 333-80590, 333-48089, 333-52206 and 333-52480) and on Form S-3 (No. 333-252148) of our report dated April 2, 2021, related to our audits of the consolidated financial statements of RCM Technologies, Inc. as of January 2, 2021 and December 28, 2019, and for the years then ended, which report appears in this Annual Report on Form 10-K.

/s/ Macias, Gini & O’Connell, LLP

Macias, Gini & O’Connell, LLP
San Diego, California
April 2, 2021